Exhibit 23.1

New York Office 7 Penn Plaza Suite 830 New York, New York, 10001 T 646.442.4845

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of EZGO Technologies Ltd. on Form F-1 of our report dated February 16, 2021, with respect to our audits of the consolidated financial statements of EZGO Technologies Ltd. as of September 30, 2020 and 2019 and for each of the three years ended September 30, 2020 appearing in Amendment No.1 to the Registration Statement on Form F-1 [File No.333-256311] of EZGO Technologies Ltd. We also consent to the reference to our firm under the heading “Experts” in Amendment No.1 to the Registration Statement on Form F-1 [File No.333-256311] incorporated by reference in this Registration Statement.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

May 27, 2021